Exhibit 10.1

The Partnership has redacted certain confidential information in this agreement in reliance upon its confidential treatment request that it has filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. In this agreement, we indicate each redaction by use of asterisk *.

FINAL COPY PhysicalTransaction Confirmation Date : October 10, 2008 To: PETROLEUM DEVELOPMENT CORPORATION	CONFIDENTIAL Transaction Number: 155029 Version: 2 Contract Term: 01/01/2009-01/01/2011

The following confirms the terms of the agreement for the transaction made on April 22,2008 between SUNCOR ENERGY MARKETING INC. and PETROLEUM DEVELOPMENT CORPORATION:

COUNTERPARTY:	PETROLEUM DEVELOPMENT CORPORATION	CONTACT INFO :
	Trader: Tina R. Smith	Name: Confirmation Department
	120 GENESIS BLVD	Phone: 304-842-8930
	BRIDGEPORT, WV, USA 26330	Fax: 1-304-842-8936

COMPANY :	SUNCOR ENERGY MARKETING INC.	CONTACT INFO :
	Trader: Tim Kirwin	Name: Jim Sylvester
	1500, 112 Fourth Avenue S.W.	Phone: (403) 920-8346
	Calgary, AB, Canada T2P 2V5	Fax: (403)205-7964

Suncor Receives

B-1	Physical/Financial	PHYSICAL

	Delivery Point:	Suncor Lease Volume

	Quantity:	Approx, 4,300 BBL/DAY

	Quality:	Colorado Sweet

	Term:	01/01/2009-12/31/2010

	Price:	NYMX_WTISPOT In USD/BBL Current Business Month * USD/BBL

Payment Terms:    Payable In United States funds on or before the 20th of the month following the month of delivery

Special Provisions:

PETROLEUM DEVELOPMENT CORPORATION		SUNCOR ENERGY MARKETING INC.

Signature	/s/ Tina R. Smith	Signature	/s/ Shawn Bray
Name:	TINA R. SMITH Vice President		SHAWN BRAY, Interim Mgr. Risk-Controls

Signature	/s/ Eric R. Stearns	Signature	/s/ Richard Brown
Name:	ERIC R. STEARNS Executive Vice President		RICHARD BROWN Vice President
Crude Oil Marketing & Trading
Suncor Energy Marketing Inc.

This Transaction Confirmation confirms the terms of the transaction between the parties and is subject to the terms and conditions of the Master US Crude Agreement dated July 01, 2008.

If the terms and conditions of this Confirmation as stated above accurately reflect the mutual agreement of the parties hereto, please execute this confirmation in the appropriate space provided below and return one (1) fully executed copy to Suncor by 5:00 P.M. Calgary, Alberta time on the second (2) Business Day after the clay on which this confirmation has been received (the "Confirm Deadline"). If no objection to this Confirmation has been received in writing by the Confirming Party by the Confirm Deadline, this Confirmation shall be deemed to accurately reflect the mutual agreement of the Parties hereto and shall be binding and enforceable against Seller and Buyer, regardless of whether or not It has been executed by either Party.

Runtime: 2008-Oct-10 10:39 am	Trans No: 155029	Page 1 of 1

Master Agreement for U.S. Crude Oil Purchase, Sale, or Exchange Transactions

THIS MASTER AGREEMENT (the "Agreement") is dated July 1, 2008, and is made between Suncor Energy Marketing Inc. ("SEMI") and Petroleum Development Corporation ("Counterparty") (referred to individually as a "Party" and collectively as the "Parties").

Each of the Parties hereby agrees and confirms that:

1      Acceptance of GTCs: It has accepted the attached ConocoPhillips General Provisions for Domestic Crude Oil Agreements ("GTCs") and the attached Amendments to the GTCs (the "Amendments"), to govern any and all transactions entered into between SEMI and Counterparty for the purchase, sale, or exchange of crude oil, condensate or other related liquid substances.

2      Master Agreement: All transactions entered into between SEMI and Counterparty for the purchase, sale, or exchange of crude oil, condensate or other related liquid substances shall be subject to this Agreement, the GTCs, and the Amendments and shall be considered as being transacted under a single master agreement, and, in respect of any such transaction, this Agreement, the GTCs, and the Amendments will be incorporated into and form part of each transaction, without the need to attach a copy of same to any transaction document or confirmation

3       Representations:

a                 It is acting for its own account, and has made its own independent decisions to enter into any crude oil purchase and sale transaction, and any such transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary; it is not relying on any communication (written or oral) of the other Party as investment advice or as a recommendation to enter into any transaction; no communication received from the other Party shall be deemed to be an assurance or guarantee as to the expected results of any transaction; it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts the terms, conditions and risks of each transaction; it is capable of assuming, and assumes, the risks of each transaction; and the other Party is not acting as a fiduciary for or an advisor to it in respect of any transaction; and

b                 it has all necessary corporate (or analogous) and other requisite authorizations to execute, deliver and perform this Agreement and any transaction with the other Party entered into by it

4      Forward Contract: This Agreement, the GTCs, the Amendments, any transaction confirmation, special provisions, or other transaction document, and any credit support document provided with respect thereto shall together constitute a "forward contract" within the meaning of the United States Bankruptcy Code and Buyer and Seller shall each be deemed to be "forward contract merchants" within the meaning of the United States Bankruptcy Code.

5      Confirmation Procedure: It will be legally bound from the time it agrees (orally or otherwise) to the terms of a transaction; provided that the in the case of each individual transaction to purchase or sell crude oil, condensate or other related liquid substances, the Party that is the seller shall confirm the terms of the transaction by sending a confirmation (also sometimes referred to as special provisions) to the other Party by facsimile or other electronic means within two (2) business days after the Parties have agreed to enter into a transaction (including orally), and, if the receiving Party does not notify the confirming Party, by facsimile or other mutually agreeable electronic means, of material differences between the confirmation and the receiving Party's understanding of the transaction terms, or otherwise object to the confirmation, within two (2) business days of receipt of the confirmation, the confirmation will then be deemed to constitute the receiving Party's agreement to the terms of the transaction as set out in the confirmation.

If the Party that is the seller in an individual transaction fails to send the other Party a confirmation within two (2) business days after the Parties have agreed to enter into a transaction (including orally) as aforesaid, the other Party may confirm the terms of the transaction by sending a confirmation to the Party that is the seller by facsimile or other electronic means on the third (3rd) business day after the transaction is entered into, and, if the receiving Party does not notify the confirming Party, by facsimile or other mutually agreeable electronic means, of material differences between the confirmation and the receiving Party's understanding of the transaction terms within two (2) business days of receipt of the confirmation, the confirmation will then be deemed to constitute the selling Party's agreement to the terms of the transaction as set out in the confirmation provided by the buyer.

SUNCOR ENERGY MARKETING INC,		PETROLEUM DEVELOPMENT CORPORATION

Per:	/s/ Richard Brown	Per:	/s/ Eric R Stearns
Name:	RICHARD BROWN	Name:	ERIC R STEARNS
Title:	Vice President	Title:	EVP
Crude Oil Marketing & Trading
Suncor Energy Marketing Inc.

SCHEDULE A

Amendments to ConocoPhillips General Provisions for Domestic Crude Oil Agreements

ConocoPhillips General Provisions for Domestic Crude Oil Agreements dated January 1,1993 are amended as follows:

F.	Payment

The last paragraph shall be deleted in its entirety and replaced with the following:

"In the event that Buyer fails to make any payment when due, Seller shall have the right to charge interest on the amount of the overdue payment at per annum rate which shall be two percentage points higher than the prime lending rate as may be published in The Wall Street Journal under "Money Rates" on the date payment was due, but not to exceed the maximum rate permitted by law

If in respect of any month, amounts are due and owing, or past due and owing, under two or more agreements entered Into by the parties for the purchase, sale or exchange of crude oil and/or condensate, the parties shall net all same currency amounts such that the party owing the greater amount shall make a single payment in each relevant currency of the net same currency amount to the other party in accordance with this Section; provided that no payment required to be made pursuant to the terms of security given pursuant to Section G, Financial Responsibility, shall be subject to netting under this paragraph or any other provision of this Agreement. In the event that the parties have executed a separate netting agreement, the terms and conditions therein shall prevail"

G.	Financial Responsibility

The entire section shall be deleted and replaced with the following:

   "G.1.      Financial Responsibility

   If:

(1)	a party to this Agreement ("X") has reasonable grounds for insecurity regarding the other party's ("Y's") ability to perform its obligations hereunder; or

(2)
without limiting the circumstances of (1) above, where credit ratings exist in respect of Y or it's guarantor (where Y's obligations under this Agreement are supported by a guarantee), there has been a decrease in the rating of the unsecured, senior long-term debt of Y or it's guarantor, below BBB- by Standard & Poor's, a division of The McGraw-Hill Companies, Inc, or a successor thereto ("S&P") or below Baa3 by Moody's Investors Services, Inc, or a successor thereto ("Moody's");

then X shall have the option of requiring security in the form of either (a) a cash prepayment, or (b) an irrevocable standby letter of credit (in form and on terms satisfactory to Seller, acting reasonably) issued by a Canadian or United States bank with a rating for its senior unsecured debt of at least A by S&P or A2 by Moody's. Any required prepayment or letter of credit shall be in an amount specified by X, acting reasonably, and shall be provided to X within three (3) New York banking days following X's request therefore"

G.2.	Default

If a party to this Agreement (the "Defaulting Party") should (1) become the subject of bankruptcy or other insolvency proceedings or proceedings for the appointment of a receiver, trustee, or similar official, (2) become generally unable to pay its debts as they become due, (3) make a general assignment for the benefit of creditors, (4) default in the payment or performance of any material obligation to the other party under this Agreement or any other associated contract and such default shall continue for two business days after notice of such default to the Defaulting Party, or (5) fail to provide satisfactory security within three New York banking days following the other party's request therefore, pursuant to Section G 1 above, then the other party to this Agreement may withhold shipments without notice"

H.	Liquidation

Subsection (1). Right to Liquidate, is amended by deleting the words "the third paragraph of Section G, Financial Responsibility" and replacing them with "Section G 2 , Default"

M.	Governing Law

This Section is amended by deleting the word "Texas" and replacing it with the word "New York"

Q.	Assignment

The Section is amended by adding the following to the end of the Section:

"Notwithstanding the foregoing, Seller may, at any time without the consent of Buyer, transfer, sell, pledge, encumber, assign, or otherwise convey (including by declaration of trust) to a third party all or a portion of its rights or benefits herein, the accounts, revenues, or proceeds hereof, or any security provided hereunder, in connection with any financing or other financial arrangement; provided that in making such assignment, Seller shall not be released from the performance of its obligations under this Agreement. Both parties acknowledge and agree that where benefits hereunder are assigned by Seller to a third party in accordance with the foregoing sentence, (i) the Seller may enforce benefits hereunder on its own behalf or in the name of the third party, and (ii) the third party may directly enforce benefits hereunder on its own behalf."

GENERAL PROVISIONS
DOMESTIC CRUDE OIL AGREEMENTS

A.    Measurement and Tests: All measurements hereunder shall be made from static tank gauges on 100 percent tank table basis or by positive displacement meters All measurements and tests shall be made in accordance with the latest ASTM or ASME-API (Petroleum PD Meter Code) published methods then in effect, whichever apply. Volume and gravity shall be adjusted to 60 degrees Fahrenheit by the use of Table 6A and 5A of the Petroleum Measurement Tables ASTM Designation D1250 in their latest revision. The crude oil delivered hereunder shall be marketable and acceptable in the applicable common of segregated stream of the carriers involved but not to exceed 1% S&W. Full deduction for all free water and S&W content shall be made according to the API/ASTM Standard Method then in effect. Either party shall have the right to have a representative witness all gauges tests and measurements. In the absence of the other party's representative, such gauges, tests and measurements shall be deemed to be correct

B.    Warranty: The Seller warrants good title to all crude oil delivered hereunder and warrants that such crude oil shall be free from all royalties, liens, encumbrances and all applicable foreign, federal, state and local taxes.

Seller further warrants that the crude oil delivered shall not be contaminated by chemicals foreign to virgin crude oil including, but not limited to chlorinated and/or oxygenated hydrocarbons and lead. Buyer shall have the right, without prejudice to any other remedy available to Buyer, to reject and return to Seller any quantities of crude oil which are found to be so contaminated, even after delivery to Buyer

C.    Rules and Regulations: The terms provisions and activities undertaken pursuant to this Agreement shall be subject to all applicable laws orders and regulations of all governmental authorities. If at any time a provision hereof violates any such applicable laws, orders or regulations, such provision shall be voided and the remainder of the Agreement shall continue in full force and effect unless terminated by either party upon giving written notice to the other parly hereto. If applicable, the parties hereto agree to comply with all provisions (as amended) of the Equal Opportunity Clause prescribed in 41 C.F.R. 60-1.4; the Affirmative Action Clause for disabled veterans and veterans of the Vietnam Era prescribed in 41 C.F.R. 60-250 4; the Affirmative Action Clause for Handicapped Workers prescribed in 41 C.F.R. 60-741 .4; 48 C.F.R. Chapter 1 Subpart 197 regarding Small Business and Small Disadvantaged Business Concerns; 48 C.F.R. Chapter 1 Subpart 20 3 regarding Utilization of Labor Surplus Area Concerns; Executive Order 12138 and regulations thereunder regarding subcontracts to women-owned business concerns; Affirmative Action Compliance Program (41 C.F.R. 60-1 40); annually file SF-100 Employer Information Report (41 C.F.R. 60-1,7); 41 C.F.R. 60-1 8 prohibiting segregated facilities; and the Fair Labor Standards Act of 1938 as amended all of which are incorporated in this Agreement by reference

D.    Hazard Communication: Seller shall provide its Material Safety Data Sheet ("MSDS") to Buyer. Buyer acknowledges the hazards and risks in handling and using crude oil. Buyer shall read the MSDS and advise its employees its affiliates, and third parties, who may purchase or come into contact with such crude oil about the hazards of crude oil, as well as the precautionary procedures for handling said crude oil which are set forth in such MSDS and any supplementary MSDS or written warning(s) which Seller may provide to Buyer from time to time.

E.     Force Majeure: Except for payment due hereunder, either party hereto shall be relieved from liability for failure to perform hereunder for the duration and to the extent such failure is occasioned by war, riots, insurrections, fire, explosions, sabotage, strikes, and other labor or industrial disturbances, acts of God or the elements, governmental laws regulations, or requests, acts in furtherance of the International Energy Program disruption or breakdown of production or transportation facilities, delays of pipeline carrier in receiving and delivering crude oil tendered, or by any other cause whether similar or not, reasonably beyond the control of such party. Any such failures to perform shall be remedied with all reasonable dispatch but neither party shall be required to supply substitute quantities from other sources of supply. Failure to perform due to events of Force Majeure shall not extend the terms of this Agreement.

Notwithstanding the above, and in the event that the Agreement is an associated purchase/sale or exchange of crude oil, the parties shall have the rights and obligations described below in the circumstances described below:

(1)      If, because of Force Majeure the party declaring Force Majeure (the "Declaring Party") is unable to deliver part or all of the quantity of crude oil which the Declaring Party Is obligated to deliver under the Agreement or associated contract, the other party (the "Exchange Partner") shall have the right but not the obligation to reduce Its deliveries of crude oil under the same Agreement or associated contract by an amount not to exceed the number of barrels of crude oil that the Declaring Party fails to deliver.

(2)      If, because of Force Majeure the Declaring Party is unable to take delivery of part or all of the quantity of crude oil to be delivered by the Exchange Partner under the Agreement or associated contract, the Exchange Partner shall have the right but not the obligation to reduce its receipts of crude oil under the same Agreement or associated contract by an amount not to exceed the number of barrels of crude oil that the Declaring Party fails to take delivery of

F.     Payment: Unless otherwise specified in the Special Provisions of this Agreement, Buyer agrees to make payment against Seller's invoice tor the crude oil purchased hereunder to a bank designated by Seller in US dollars by telegraphic transfer in immediately available funds. Unless otherwise specified in the Special Provisions of this Agreement, payment will be due on or before the 20th of the month following the month of delivery. If payment due date is on a Saturday or New York bank holiday other than Monday, payment shall be due on the preceding New York banking day. If payment due date is on a Sunday or a Monday New York bank holiday, payment shall be due on the succeeding New York banking day.

Payment shall be deemed to be made on the date good funds are credited to Seller's account at Seller's designated bank.

In the event that Buyer fails to make any payment when due, Seller shall have the right to charge interest on the amount of the overdue payment at a per annum rate which shall be two percentage points higher than the published prime lending rate of Morgan Guaranty Trust Company of New York on the date payment was due, but not to exceed the maximum rate permitted by law.

Effective January 1,1993
Supersedes November 1983 General Provisions

G.     Financial Responsibility: Notwithstanding anything to the contrary in this Agreement, should Seller reasonably believe it necessary to assure payment, Seller may at any time require by written notice to Buyer, advance cash payment or satisfactory security in the form of a Letter or Letters of Credit at Buyer's expense in a form and from a bank acceptable to Seller to cover any or all deliveries of crude oil. If Buyer does not provide the Letter of Credit on or before the date specified in Sellers notice under this section, Seller or Buyer may terminate this Agreement forthwith. However, if a Letter of Credit is required under the Special Provisions of this Agreement and Buyer does not provide same, then Seller only may terminate this Agreement forthwith. In no event shall Seller be obligated to schedule or complete delivery of the crude oil until said Letter of Credit is found acceptable to Seller. Each party may offset any payments or deliveries due to the other party under this or any other agreement between the parties.

If a party to this Agreement (the "Defaulting Party") should (1) become the subject of bankruptcy or other insolvency proceedings, or proceedings for the appointment of a receiver, trustee, or similar official, (2) become generally unable to pay its debts as they become due, or (3) make a general assignment for the benefit of creditors, the other party to this Agreement may withold shipments without notice.

H.     Liquidation:

(1)      Right to Liquidate: At any time after the occurrence, of one or more of the events described In the third paragraph of Section G, Financial Responsibility, the other party to the Agreement (the "Liquidating Party") shall have the right, at its sole discretion, to liquidate this Agreement by terminating this Agreement. Upon termination, the parties shall have no further rights or obligations with respect to this Agreement, except for the payment of the amount(s) (the "Settlement Amount" or "Settlement Amounts") determined as provided in Paragraph (3) of this section.

(2)      Multiple Deliveries: If this Agreement provides for multiple deliveries of one or more types of crude oil in the same or different delivery months, or for the purchase or exchange of crude oil by the parties, all deliveries under this Agreement to the same party at the same delivery location during a particular delivery month shall be considered a single commodity transaction ("Commodity Transaction") for the purpose of determining the Settlement Amount(s). If the Liquidating Party elects to liquidate this Agreement the Liquidating Party must terminate all Commodity Transactions under this Agreement

(3)      Settlement Amount: With respect to each terminated Commodity Transaction the Settlement Amount shall be equal to the contract quantity of crude oil multiplied by the difference between the contract price per barrel specified in this Agreement (the "Contract Price") and the market price per barrel of crude oil on the date the Liquidating Party terminates this Agreement (the "Market Price"). If the Market Price exceeds the Contract Price in a Commodity Transaction, the selling party shall pay the Settlement Amount to the buying party. If the Market Price is less than the Contract Price in a Commodity Transaction, the buying party shall pay the Settlement Amount to the selling party. If the Market Price is equal to the Contract Price in a Commodity Transaction, no Settlement Amount shall be due.

(4)      Termination Date: For the purpose of determining the Settlement Amount, the date on which the Liquidating Party terminates this Agreement shall be deemed to be (a) the date on which the Liquidating Party sends written notice of termination to the Defaulting Party, if such notice of termination is sent by telex or facsimile transaction; or (b) the date on which tha Defaulting Party receives written notice of termination from the Liquidating Party if such notice of termination is given by United States mail or a private mail delivery service.

(5)      Market Price: Unless otherwise provided in this Agreement, the Market Price of crude oil sold or exchanged under this Agreement shall be the price for crude oil for the delivery month specified in this Agreement and at the delivery location that corresponds to the delivery location specified in this Agreement, as reported in Platt's Oilgram Price Report ("Platt's") for the date on which the Liquidating Party terminates this Agreement. If Platt's reports a range of prices for crude oil on that date, the Market Price shall be the arithmetic average of the high and low prices reported by Platt's. If Platt's does not report prices for the crude oil being sold under this Agreement the Liquidating Party shall determine the Market Price of such crude oil in a commercially reasonable manner, unless otherwise provided in this Agreement.

(6)      Payment of Settlement Amount: Any Settlement Amount due upon termination of this Agreement Shall be paid in immediately available funds within two business days after the Liquidating Party terminates this Agreement. However if this Agreement provides for more than one Commodity Transaction or if Settlement Amounts are due under other agreements terminated by the Liquidating Party the Settlement Amounts due to each party for such Commodity Transactions and/or agreements shall be aggregated. The party owing the net amount after such aggregation shall pay such net amount to the other party in immediately available funds within two business days after the date on which the Liquidating Party terminates the Agreement.

(7)      Miscellaneous: This section shall not limit the rights and remedies available to the Liquidating Party by law or under other provisions of this Agreement. The parties hereby acknowledge that this Agreement constitutes a forward contract for purposes of Section 536 of the U S. Bankruptcy Code.

I.      Equal Daily Deliveries: For pricing purposes only, unless otherwise specified in the Special Provisions, all crude oil delivered hereunder during any calendar month shall be considered to have been delivered in equal daily quantities during such month

J.      Exchange Balancing: If volumes are exchanged each party shall be responsible for maintaining the exchange in balance on a month-to-month basis as near as pipeline or other transportation conditions will permit. In all events upon termination of this Agreement and after all monetary obligations under this Agreement have been satisfied any volume imbalance existing at the conclusion of this Agreement of less than 1,000 barrels will be declared in balance. Any volume imbalance of 1,000 barrels or more limited to the total contract volume, will be settled by the underdelivering party making delivery of the total volume imbalance in accordance with the delivery provisions of this Agreement applicable to the underdelivering party unless mutually agreed to the contrary. The request to schedule all volume imbalances must be confirmed in writing by one party or both parties. Volume imbalances confirmed by the 20th of the month shall be delivered during the calender month after the volume imbalance is confirmed. Volume imbalances confirmed after the 20th of the month shall be delivered during the second calendar month after the volume imbalance is confirmed.

Effective January 1, 1993
Supersedes November 1983 General Provisions

K.    Delivery, Title, and Risk of Loss; Delivery, title, and risk of loss of the crude oil delivered hereunder shall pass from Seller to Buyer as follows:

For lease delivery locations, delivery of the crude oil to the Buyer shall he effected as the crude oil passes the last permanent delivery flange and/or meter connecting the Seller's lease/unit storage tanks or processing facilities to the Buyer's carrier. Title to and risk of loss of the crude oil shall pass from Seller to Buyer at the point of delivery.

For delivery locations other than lease/unit delivery locations delivery of the crude oil to the Buyer shall be effected as the crude oil passes the last permanent delivery flange and/or meter connecting the delivery facility designated by the Seller to the Buyers carrier. If delivery's by in-line transfer, delivery of the crude oil to the Buyer shall be effected at the particular pipeline facility designated in this Agreement Title to and risk of loss of the crude oil shall pass from the Seller to the Buyer upon delivery.

L.    Term: Unless otherwise specified in the Special Provisions delivery months begin at 7:00 a.m. on the first day of the calendar month and end at 7:00 a.m on the first day of the following calendar month.

M.   Governing Law: This Agreement and any disputes arising hereunder shall be governed by the laws of the State of Texas.

N.    Necessary Documents: Upon request each party agrees to furnish all substantiating documents incident to the transaction including a Delivery Ticket for each volume delivered and an invoice for any month in which the sums are due.

O.    Waiver: No waiver by either party regarding the performance of the other party under any of the provisions of this Agreement shall be construed as a waiver of any subsequent performance under the same or any other provisions.

P.    Assignment: Neither party shall assign this Agreement or any rights hereunder without the written consent of the other party unless such assignment is made to a person controlling, controlled by or under common control of assignor, in which event assignor shall remain responsible for nonperformance.

Q.   Entirety of Agreement: The Special Previsions and these General Provisions contain the entire Agreement of the parties; there are no other promises representations or warranties. Any modification of this Agreement shall be by written instrument. Any conflict between the Special Provisions and these General Provisions shall be resolved in favor of the Special Provisions. The section headings are for convenience only and shall not limit or change the subject matter of this Agreement.

R.    Definitions: When used in this Agreement, the terms listed below have the following meanings:
"API" means the American Petroleum Institute
"ASME" means the American Society of Mechanical Engineers
"ASTM" means the American Society for Testing Materials.
"Barrel" means 42 U.S., gallons of 231 cubic inches per gallon corrected to 60 degrees Fahrenheit
"Carrier" means a pipeline barge truck or other suitable transporter of crude oil
"Crude Oil" means crude oil or condensate, as appropriate
"Day", "month," and "year" mean, respectively calendar day calendar month, and calendar year unless otherwise specified
"Delivery Ticket" means a shipping/loading document or documents stating the type and quality of crude oil delivered the volume delivered and method of measurement the corrected specifc gravity temperature and S&W content
"Invoice" means a statement setting forth all least the following information: The date(s) of delivery under the transaction; the location(s) of delivery; the volume(s); price(s); the specific gravity and gravity adjustments to the price(s) (where applicable); and the term(s) of payment
"S&W" means sediment and water

Effective January 1,1993
Supersedes November 1983 General Provisions